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                                                                    Exhibit 10.2


     FORM OF AMENDED AND RESTATED WEEKS SERVICES COMPANIES OPTION AGREEMENT

      THIS AMENDED AND RESTATED WEEKS SERVICES COMPANIES OPTION AGREEMENT (the "AGREEMENT") is dated as of__________________, among MWSB, Inc. a Delaware corporation (the "CORPORATION") and A. Ray Weeks, Jr., Thomas D. Senkbeil and Forrest W. Robinson, the holders of all of the voting common stock (other than voting common stock held by Weeks Realty, L.P.) of each of Weeks Realty Services, Inc. ("WEEKS SERVICES") and Weeks Construction Services, Inc. ("WEEKS CONSTRUCTION") (each, a "WEEKS STOCKHOLDER" and together, the "WEEKS STOCKHOLDERS"), each subsidiaries of Weeks Realty, L.P.


                                    RECITALS

      A. The Weeks Stockholders are the owners, beneficially or of record, of shares of voting common stock, par value $0.01 per share, of Weeks Services (the "WEEKS SERVICES SHARES") and shares of voting common stock, par value $0.01 per share, of Weeks Construction (the "WEEKS CONSTRUCTION SHARES" and together with the Weeks Services Shares, the "OPTION SHARES") as set forth on Schedule A to this Option Agreement;

      B. Duke Realty Investments, Inc. and Weeks Corporation entered into an Agreement and Plan of Merger, dated as of February 28, 1999, (the "REIT MERGER AGREEMENT") pursuant to which Weeks Corporation will merge with and into Duke Realty Investments, Inc. (the "REIT MERGER");

      C. As an inducement to entering into the REIT Merger Agreement, Duke Realty Investments, Inc. required that the Weeks Stockholders enter into an Option Agreement, dated as of February 28, 1999, pursuant to which the Weeks Stockholders granted to the Corporation an option to purchase the Weeks Services Shares and the Weeks Construction Shares held by the Weeks Stockholders, upon the terms and subject to the conditions provided for therein; and

      D. The Corporation and the Weeks Stockholders desire to amend and restate the Prior Agreement in its entirety pursuant to this Agreement.

      In consideration of the premises and mutual covenants and agreements contained in this Agreement and the REIT Merger Agreement, the parties agree as follows:

                                    ARTICLE 1

                                 GRANT OF OPTION

      1.1 Subject to the terms and conditions of this Agreement, the Weeks Stockholders hereby grant to the Corporation an irrevocable option to purchase the Weeks Services Shares (the "WEEKS SERVICES OPTION") at a total exercise price of $20,000 (the "WEEKS SERVICES EXERCISE PRICE"), and the Weeks Construction Shares (the "WEEKS CONSTRUCTION OPTION" and with the Weeks Services Option, the "OPTIONS") at a total exercise price of $90,000 (the "Weeks Construction Exercise Price" and with the Weeks Services Exercise Price, each, an "EXERCISE PRICE") in the manner set forth below. If any Weeks Stockholder makes a cash capital contribution to either of Weeks Services or Weeks Construction, the

Exercise Price relating to the applicable entity shall be increased by the dollar amount of such capital contribution with respect to the Option Shares held by such Weeks Stockholder.

                                    ARTICLE 2

                               EXERCISE OF OPTION

      2.1 Prior to the termination of this Agreement in accordance with its terms, the Corporation or its designee (which shall be a wholly owned subsidiary of the Corporation) may exercise either or both of the Options at any time or from time to time on or after the closing of the REIT Merger.

      2.2 In the event the Corporation wishes to exercise an Option at such time as the Option is exercisable, the Corporation shall deliver written notice (the "EXERCISE NOTICE") to the Weeks Stockholders specifying its intention to exercise the Option with respect to either or both of Weeks Services Shares and Weeks Construction Shares from such Weeks Stockholders and a date and time for the closing of such purchase (a "CLOSING") to be not later than 30 business days from the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

                                    ARTICLE 3

              PAYMENT OF OPTION PRICE AND DELIVERY OF CERTIFICATES

      3.1 Any Closing under Article 2 of this Option Agreement shall be held at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, or at such other place as the parties hereto may agree. At any Closing hereunder, (a) the Corporation or its designee will pay to the Weeks Stockholders, pursuant to exercise of the Option, the aggregate price for the Option Shares being purchased by wire transfer of immediately available funds pursuant to the Weeks Stockholders' instructions, in an amount equal to the product obtained by multiplying the pro rata percentage of the total Services Option Shares or Construction Option Shares to be purchased by the applicable Exercise Price and (b) upon receipt of such payment the Weeks Stockholders will deliver to the Corporation or its designee a certificate or certificates representing the number of validly transferred, fully paid and nonassessable Option Shares so purchased in the denominations and registered in such names designated to the Weeks Stockholders in writing by the Corporation.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

      4.1 The Corporation hereby represents and warrants to the Weeks Stockholders that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to enter into and perform this Agreement.

      4.2 Each of the Weeks Stockholders represents and warrants to the Corporation that he, she, or it has full power and authority to enter into this Agreement and to perform its obligations hereunder.

                                   ARTICLE 5

                               GENERAL PROVISIONS

      5.1 TERMINATION. This Agreement and the Options granted hereunder shall terminate immediately upon termination of the REIT Merger Agreement.

      5.2 CONSENTS. The Corporation and the Weeks Stockholders shall take, or cause to be taken, all reasonable action to consummate and effect the transactions contemplated by this Agreement, including, without limitation reasonable best efforts to obtain any necessary consents of third parties and governmental agencies and the filing by the Corporation and the Weeks Stockholders promptly after the date the Option is exercised of any required HSR Act notification forms and the documents required to comply with the HSR Act.

      5.3 SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      5.4 SPECIFIC PERFORMANCE. The parties agree and acknowledge that in the event of a breach of any provision of this Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

      5.5 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Corporation and the Weeks Stockholders.

      5.6 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

         If to the Corporation:

                           MWSB, Inc.

                           c/o Duke Realty Investments, Inc.
                           8888 Keystone Crossing, Ste 1200
                           Indianapolis, IN 46240
                           Attention: Darell E. Zink, Jr.
                           Telecopier: (317) 808 6794

         with a copy to:

                           Duke Realty Investments, Inc.
                           8888 Keystone Crossing, Ste 1200
                           Indianapolis, IN 46240
                           Attention: John R. Gaskin
                           Telecopier: (317) 808 6790

         and with a copy to:

                           Rogers & Wells LLP
                           200 Park Avenue
                           New York, NY 10166
                           Attention: Robert E. King, Jr., Esq.
                           Telecopier: (212) 878-8375

         If to the Weeks Stockholders:

                           Weeks Corporation
                           4497 Park Drive
                           Norcross, Georgia 30093
                           Attention: A. Ray Weeks, Jr.
                           Telecopier: (770) 717 3310

         with a copy to:

                           Weeks Corporation
                           4497 Park Drive
                           Norcross, Georgia 30093
                           Attention: Elizabeth C. Belden
                           Telecopier: (770) 717 3310


      5.7 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      5.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      5.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein.

      5.10 JURISDICTION AND VENUE. Each of the Weeks Stockholders and the Corporation hereby agrees that any proceeding relating to this Agreement shall be brought in a state court of Indiana. Each of the Weeks Stockholders and the Corporation hereby consents to personal jurisdiction in any such action brought in any such Indiana court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Indiana court or to any claim that any such Indiana court is an inconvenient forum.

      5.11 ENTIRE AGREEMENT. This Agreement and the Merger Agreement and any documents and instruments referred to herein and therein constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained therein.

      5.12 EXPENSES. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        MWSB, Inc.

                                        By:
                                           -------------------------------------
                                            Name:  Darell E. Zink, Jr.
                                            Title: Secretary and Treasurer

                                        Weeks Stockholders

                                        By:
                                           -------------------------------------
                                            Name:  A. Ray Weeks, Jr.
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

                                        By:
                                           -------------------------------------
                                            Name:  Thomas D. Senkbeil
                                            Title: Vice Chairman of the Board
                                                   and Chief Investment Officer

                                        By:
                                           -------------------------------------
                                            Name:  Forrest W. Robinson
                                            Title: President, Chief Operating
                                                   Officer

                                   SCHEDULE A
                                   ----------


         STOCKHOLDER INTERESTS IN WEEKS SERVICES AND WEEKS CONSTRUCTION



                             NUMBER OF WEEKS                NUMBER OF WEEKS
WEEKS STOCKHOLDERS           SERVICES OPTION          CONSTRUCTION OPTION SHARES
------------------           ---------------          --------------------------
A. Ray Weeks, Jr.                  75                             75
Thomas D. Senkbeil                 12                             12
Forrest W. Robinson                12                             12
